UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________________

FORM 8-K
_______________________________

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2016

TOR Minerals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321	74-2081929
(Commission File Number)	(IRS Employer Identification No.)

722 Burleson Street
Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

_____Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_____Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
_____Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_____Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On May 4, 2016, TOR Minerals International, Inc. (the “Company”), announced its financial results for the first quarter ended March 31, 2016.

Highlights for the first quarter of 2016 as compared to the first quarter of 2015 include:

  1Q16 revenue decreased 5% to $9.6 million
  1Q16 net income of $244,000, versus 1Q15 net loss of ($190,000)
  1Q16 net income per diluted share of $0.08, versus 1Q15 net loss per diluted share of ($0.06)

Revenue by Product Group (in 000's)	1Q16	1Q15	% Change
Specialty Aluminas	$4,834	$4,348	11%
Barium Sulfate and Other Products	2,329	2,469	-6%
TiO2 Pigments	2,409	3,298	-27%
Total	$9,572	$10,115	-5%

Net sales decreased five percent during the first quarter of 2016 as compared to the first quarter of 2015, as increased specialty alumina sales were offset by a 27 percent decrease in TiO2 pigment sales and a six percent decrease in barium sulfate and other product sales. The increase in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was due to double digit volume growth in ALUPREM sales in both Europe as well as the United States, which was partially offset by lower average selling price and to a lesser extent by foreign currency exchange rates. A double digit growth of OPTILOAD/HALTEX products also contributed to the year-over-year increase in specialty alumina sales. Barium sulfate and other product sales decreased six percent year over year, as increased volumes in Europe were offset by decreased volume in the United States. The decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers.

During the first quarter of 2016, gross margin increased to 13.8 percent of sales, versus 8.8 percent during the same period a year ago. Gross margin improvement was related to improved efficiencies and lower raw materials costs. In addition, the improvement in gross margin was related to the elimination of idle plant costs at the Company’s SR plant in Malaysia. The company ceased SR production in late 2015, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility.

Operating expenses decreased 20.6 percent to $0.9 million, primarily related to the reversal of a bad debt expense of $273,000 that had previously been deemed to be uncollectable. First quarter net income was $244,000, or $0.08 per diluted share, as compared to a net loss of $190,000, or ($0.06) per diluted share, during the same period a year ago.

“This past quarter marked the first quarter of profitability in nearly two years and directly reflects the benefit of our strategic moves to divest our SR raw material production assets, which were unable to consistently produce profitability, or earn an adequate return on investment. The transition to profitability also reflects continued investment our specialty alumina and barium sulfate business, two areas where we have seen, and continue to see, potential for profitable growth, as well as attractive returns,” said Dr. Olaf Karasch, Chief Executive Officer. “While we expect our top line will continue to face headwinds from difficult market conditions in the TiO2 business, we have lowered the cost structure and the required investment in this business to a point where it can contribute to profit and returns at current production levels. We also expect that several new large-volume specialty alumina applications will be moving into production during the next year, and potentially put the alumina business back on a double digit growth trajectory for 2016 and for several years to follow. To meet the expected increase in demand, we expect to finish the expansion of our alumina production facility in The Netherlands late this spring, which will expand capacity by approximately 50%.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 4, 2016, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com. Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13635783.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.
Not applicable.
(b)	Pro Forma Financial Information.
Not applicable.
(c)	Shell company transaction
Not applicable
(d)	Exhibits.
The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit
	Number	Description
	99.1	Press Release, dated May 4, 2016 reporting the Company’s first quarter 2016 financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC.
(Registrant)

Date: May 4, 2016	/s/ BARBARA RUSSELL
Barbara Russell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 4, 2016 reporting the Company’s first quarter 2016 financial results